Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STATER BROS. MARKETS

1. Jack H. Brown and Bruce D. Varner certify that they are the President and Secretary, respectively of Stater Bros. Markets, a California corporation.

2. The articles of incorporation of Stater Bros. Markets are amended and restated to read as follows:

ARTICLE I

The name of this corporation is:

STATER BROS. MARKETS

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This corporation is authorized to issue one class of shares of stock designated as “Common Stock”. The total number of shares which this corporation is authorized to issue is twenty-five thousand (25,000).

ARTICLE IV

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE V

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or otherwise, to the fullest extent permissible under California law.

ARTICLE VI

Any amendment, repeal, or modification of any provision of Article IV or Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment.

3. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing Amended and Restated of Articles of Incorporation has been duly approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of Common Stock of the corporation is one thousand (1,000) and there are no shares of $11.00 cumulative preferred stock outstanding. The number of shares of Common Stock voting in favor of the amendment was 100% which equaled or exceeded the vote percentage required which was more than 50%.

The undersigned hereby declare under penalty of perjury that under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Executed at Colton, California, on March 6, 2001.

/s/ JACK H. BROWN
Jack H. Brown, President

/s/ BRUCE D. VARNER
Bruce D. Varner, Secretary

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